EXHIBIT 5.1

[ON COOLEY GODWARD LLP LETTERHEAD]

December 17, 2004

ViroLogic, Inc.

345 Oyster Point Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ViroLogic, Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of 13,695,558 shares of the Company’s common stock (the “Shares”) with a par value of $0.001 per share and 13,195,558 Contingent Value Rights (the “CVRs”) issued in connection with that certain Agreement and Plan of Merger and Reorganization dated as of May 28, 2004 (the “Merger Agreement”), as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated as of October 18, 2004 (the “Merger Amendment”) among the Company, Apollo Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, Apollo Merger Subsidiary, LLC, a wholly-owned subsidiary of the Company, and ACLARA BioSciences, Inc.

In connection with this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and By-laws, as amended, The Merger Agreement, the Merger Amendment and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Shares have been validly issued, and are fully paid and nonassessable.

2.	The CVRs have been validly issued and will constitute binding obligations of the Company except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights, and by general principles of equity.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP
By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki